December 22, 2005

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for ClearOne Communications, Inc. and, under the date of December 15, 2005 we reported on the consolidated financial statements of ClearOne Communications, Inc. as of and for the years ended June 30, 2004 and 2003. On October 28, 2005, we were notified that ClearOne Communications, Inc. engaged Hansen, Barnett & Maxwell as its principal accountants for the year ending June 30, 2005 and that the auditor-client relationship with KPMG LLP will cease upon completion of the audit of ClearOne Communication, Inc.’s consolidated financial statements as of and for the year ended June 30, 2004, and the issuance of our report thereon. As of December 16, 2005 our relationship as principal accountants for ClearOne Communication, Inc. has ceased. We have read ClearOne Communication Inc.’s statements included under Item 4.01 (a) of its Form 8-K/A filed on December 22, 2005, and we agree with such statements, except that we are not in a position to agree or disagree with ClearOne Communications, Inc.’s statement that on October 28, 2005 ClearOne Communications, Inc. engaged Hansen, Barnett & Maxwell, a Professional Corporation, as its new principal accountants to audit its financial statements for the fiscal year ended June 30, 2005 and the decision to change ClearOne Communications, Inc.’s principal accountant was recommended and approved by the Audit Committee of the Board of Directors.

Very truly yours,

/s/ KPMG LLP